Exhibit 24

POWER OF ATTORNEY

Mr. Carlos Romero-Camacho (the “Grantor”).

The Grantor is a director and/or officer (as defined in Rule 16(a) and/or 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Sofgen Pharma S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”).

The Exchange Act and United States Securities and Exchange Commission (“SEC”) rules require the filing of beneficial ownership and transaction reports on SEC Forms 3, 4 and 5 (collectively, the “Section 16(a) Reports”). Such filings must be made electronically through the SEC’s EDGAR system (including EDGAR Next).

The Grantor therefore grants a special power of attorney, as broad and sufficient as required by law, in favor of (the, the “Attorneys-in-Fact”):

-	María Alejandra Molina;
-	Freddy Lozano; and
-	Carlos Carazo.

In order that any of them, individually, with full powers of substitution, may in the name and on behalf of the Grantor carry out the following acts:

1.	Obtain and manage EDGAR/EDGAR Next credentials and access.

Apply for, obtain, maintain, renew, recover or update any identifiers, access codes, credentials, delegations, authorizations or similar items required for EDGAR/EDGAR Next filings, including, as applicable: (i) making any required submissions to the SEC (including on Form ID or any successor/related process), (ii) obtaining and maintaining the Grantor’s CIK and CIK Confirmation Code (CCC), and (iii) completing any EDGAR Next onboarding, delegation, or authorization workflows (including appointing and managing authorized users, administrators and/or delegates), and to execute any documents, certifications or acknowledgements required in connection therewith;

2.	Prepare and execute Section 16(a) Reports.

Prepare, complete, sign, execute, acknowledge and file with the SEC any and all Section 16(a) Reports relating to the Grantor’s beneficial ownership of and transactions in equity securities of the Company, including Forms 3, 4 and 5 and any amendments thereto (including amendments to correct errors or add omitted information), together with any exhibits or attachments required in connection therewith;

3.	Submit filings via EDGAR/EDGAR Next.

Submit, transmit and file (or cause to be filed) any Section 16(a) Reports through EDGAR/EDGAR Next, and take any and all actions necessary, advisable or appropriate to effect such filings in a timely manner;

4.	Communications with SEC and service providers.

Communicate with the SEC, the Company, and any third parties involved in Section 16(a) reporting and EDGAR filings (including the Company’s financial printers and filing agents, stock plan administrator, transfer agent, brokers, and outside counsel) as necessary or appropriate to obtain information, confirm holdings and transactions, resolve questions, and prepare and submit Section 16 Reports and related EDGAR items;

Seek, request and obtain, as the Grantor’s representative and on the Grantor’s behalf, information regarding the Grantor’s holdings of, and transactions in, the Company’s securities from any third party (including brokers, custodians, banks, employee benefit plan administrators, stock plan administrators and trustees, and the Company’s transfer agent), and the Grantor hereby authorizes any such person to release any such information to any Attorney-in-Fact (and approves and ratifies any such release) for purposes of preparing and filing the Section 16(a) Reports and related EDGAR/EDGAR Next items; and

5.	Incidental actions.

Carry out likewise whatever related or complementary actions are necessary for the complete fulfilment of the mandate received. Sign public and private documents required by the exercise of the faculties granted, including, if necessary, documents for correction of possible errors.

The Grantor acknowledges and agrees that:

(a)	this power of attorney authorizes, but does not require, any Attorney-in-Fact to act, and each Attorney-in-Fact may act in his or her discretion on information provided to such Attorney-in-Fact without independent verification;

(b)	any Section 16(a) Report or other document prepared, executed and/or filed by an Attorney-in-Fact on behalf of the Grantor pursuant to this power of attorney will be in such form and will contain such information and disclosure as such Attorney-in-Fact, in his or her discretion, deems necessary, advisable or appropriate;

(c)	this power of attorney does not relieve the Grantor from responsibility for compliance with the Grantor’s obligations under the Exchange Act, including the reporting requirements under Section 16(a) and the rules and regulations thereunder; and

(d)	none of the Company or any Attorney-in-Fact assumes any liability for the Grantor’s responsibility to comply with the requirements of the Exchange Act or for any failure by the Grantor to comply with such requirements.

IN WITNESS WHEREOF this power of attorney has been duly executed on March [6], 2026.

All the pages of this power of attorney, from the first until this current page, are part of this Power of Attorney.

By:	/s/ Carlos Romero-Camacho
Carlos Romero-Camacho
STATE OF FLORIDA
COUNTY OF MIAMI-DADE

Sworn to and subscribed before me by means of [__] physical presence or [x] online notarization, this 6th day of March 2026, by Carlos Romero-Camacho

/s/ Elizabeth Collazo
(NOTARY SEAL) (Signature of Notary Public-State of Florida)

(ELIZABETH COLLAZO)

Personally Known ___ OR Produced Identification X--

Type of Identification Produced _Passport_

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